SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12



                               Omnicom Group Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               Omnicom Group Inc.
                     ---------------------------------------
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:
      ----------------------------------------------------------------------
   2) Aggregate number of securities to which transaction applies:
      ----------------------------------------------------------------------
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:
      ----------------------------------------------------------------------
   4) Proposed maximum aggregate value of transaction:
      ----------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:
      ----------------------------------------------------------------------
   2)  Form, Schedule or Registration Statement No.:
      ----------------------------------------------------------------------
   3)  Filing Party:
      ----------------------------------------------------------------------
   4)  Date Filed:
      ----------------------------------------------------------------------

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 20, 1996



     The Annual Meeting of the Shareholders of Omnicom Group Inc. (the "Corporation") will be held at the offices of BBDO Worldwide Inc. (seventh floor Meeting Room), 1285 Avenue of the Americas (between 51st and 52nd Streets) New York, New York on Monday, May 20, 1996 at 10:00 A.M. for the following purposes:

     1.   To elect four directors;

     2. To confirm the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 1996;

     3.   To consider and act upon the Executive Officer Incentive Plan; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 3, 1996 will be entitled to notice of and to vote at the meeting.

     Whether you expect to attend the meeting or not, please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. The proxy is revocable, so if you attend the meeting you may, if you wish, vote your shares in person.

     A copy of the Corporation's Annual Report for 1995 is enclosed.



                                      By order of the Board of Directors,



                                               BARRY J. WAGNER
                                                  Secretary
New York, New York
April 8, 1996

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                                   ----------

                                 PROXY STATEMENT


     Execution and return of the enclosed proxy are solicited by the Board of Directors of Omnicom Group Inc. (the "Corporation") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on May 20, 1996, and at any adjournments thereof, for the purposes set forth in the accompanying notice. The following information is being furnished in connection with the solicitation of proxies, and is being mailed on or about April 8, 1996 to Shareholders entitled to notice of and to vote at the Annual Meeting.

     All valid proxies which are received will be voted, and unless otherwise specified thereon, they will be voted for the election of the four nominees for directors named under the heading "Election of Directors," for confirmation of the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 1996 and for approval of the Executive Officer Incentive Plan. If any nominee for election as a director shall be unable to serve, proxies shall be voted for another nominee designated by the Board of Directors. You may revoke your proxy at any time before it is voted.

     The affirmative vote of a plurality of the votes cast by the holders of Common Stock entitled to vote is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of the Common Stock entitled to vote is required for confirmation of the appointment of the auditors and for approval of the Executive Officer Incentive Plan. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting as to any matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the Shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The enclosed Annual Report of the Corporation for the year 1995 is not part of the proxy solicitation material.

     On April 3, 1996, the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting, the Corporation had outstanding 74,754,524 shares of Common Stock, each of which is entitled to one vote. At the record date, 2,826,895 shares of Common Stock were owned beneficially (of which 1,304,808 shares were owned of record) by the directors and executive officers of the Corporation, which constitutes approximately 3.78% of the issued and outstanding shares of the Corporation's Common Stock.

     The following table sets forth information with respect to the beneficial ownership of the Corporation's Common Stock as at December 31, 1995 by persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock based on material filed by such persons with the Securities and Exchange Commission.

                                             Beneficial Ownership     Percent of
          Name and Address                      of Common Stock          Class
          -----------------                   ------------------      ----------
     FMR Corp..............................        8,157,711(1)         10.93%
     82 Devonshire Street
     Boston, Massachusetts  02109

     Jennison Associates Capital Corp......        7,281,878(2)          9.75%
     466 Lexington Avenue
     New York, New York 10017

- ----------

(1) In its filing with the Securities and Exchange Commission, FMR Corp. reported having sole voting power as to 876,518 shares and sole dispositive power as to 8,157,711 shares.

(2) In its filing with the Securities and Exchange Commission, Jennison Associates Capital Corp. ("Jennison") reported having sole voting power as to 1,012,600 shares, shared voting power as to 5,224,640 shares, and shared dispositive power as to 7,281,878 shares. A separate report was filed by The Prudential Insurance Company of America ("Prudential"), an affiliate of Jennison, which included the shares reported by Jennison. Had the Prudential filing not included the shares reported by Jennison, Prudential would have reported beneficial ownership of only 39,690 shares.


                              ELECTION OF DIRECTORS

     On the date of the 1996 Annual Meeting, the Board of Directors of the Corporation shall consist of 16 members, divided into three classes, with the term of office of one class expiring at the 1996 Annual Meeting, the term of another class expiring at the 1997 Annual Meeting, and the term of the remaining class expiring at the 1998 Annual Meeting. The Board of Directors nominates incumbent directors Bernard Brochand, James A. Cannon, Leonard S. Coleman, Jr. and Robin B. Smith to serve as directors of the Corporation until the 1999 Annual Meeting. Incumbent director Fred J. Meyer chose not to stand for election to the Board of Directors when his term expires at the 1996 Annual Meeting; nevertheless, Shareholder proxies may not be voted for more than four persons.

     Information relating to the four nominees for director, the remaining directors, and the director not standing for election who will continue in office following the Annual Meeting, is set forth below.

                                                            Year First    Term
                         Name, Age and Principal             Became a     Will
                              Occupation(1)                  Director    Expire
                         ----------------------              ---------   ------
Bernard Brochand (57).....................................     1993       1996
   President, International Division of The DDB Needham
     Worldwide Communications Group Inc., a subsidiary of the Corporation.

Robert J. Callander (65)..................................     1992       1997
   Executive-in-Residence, Columbia School of Business,
     Columbia University; Retired Vice Chairman of
     Chemical Banking Corporation.

James A. Cannon (57)......................................     1986       1996
   Vice Chairman & Chief Financial Officer of BBDO
     Worldwide Inc., a subsidiary of the Corporation.

Leonard S. Coleman, Jr. (47)..............................     1993       1996
   President, National League, Major League Baseball.

Bruce Crawford (67).......................................     1989       1998
   Chairman & Chief Executive Officer of the
     Corporation.

Peter I. Jones (53).......................................     1989       1998
   President of Diversified Agency Services, a division of the Corporation.

Fred J. Meyer (65)........................................     1988       1996
   Chief Financial Officer of the Corporation.

John R. Purcell (64)......................................     1986       1997
   Chairman & Chief Executive Officer of Grenadier
     Associates Ltd.

Keith L. Reinhard (61)....................................     1986       1998
   Chairman & Chief Executive Officer of The DDB
     Needham Worldwide Communications Group Inc.

Allen Rosenshine (57).....................................     1986       1998
   Chairman & Chief Executive Officer of BBDO Worldwide
     Inc.

Gary L. Roubos (59).......................................     1986       1998
   Chairman of Dover Corporation.

Quentin I. Smith, Jr. (68)................................     1986       1997
   Corporate Director; Retired Chairman & Chief
     Executive Officer of Towers, Perrin, Forster &
     Crosby.

Robin B. Smith (56).......................................     1986       1996
   President & Chief Executive Officer of Publishers
     Clearing House.

William G. Tragos (61)....................................     1993       1997
   Chairman & Chief Executive Officer of TBWA
     International B.V. and of TBWA Chiat/Day Inc., subsidiaries of the Corporation.

John D. Wren (43).........................................     1993       1998
   President of the Corporation and Chairman & Chief
     Executive Officer of Diversified Agency Services

Egon P.S. Zehnder (66)....................................     1986       1997
   Chairman of Egon Zehnder International Inc.

- ------

(1) Except as indicated below, all of the above named directors holding a position with the Corporation or one of its subsidiaries have held an executive position during the past five years with the Corporation or one of its subsidiaries.

     Mr. Callander retired from Chemical Banking Corporation on June 30, 1992, at which time he held the office of Vice Chairman. He served as President of Chemical Bank from August 1990 through December 1991, and as Vice Chairman of that company from January 1987 through July 1990. Mr. Callander is presently serving as Executive-in-Residence at the Columbia School of Business, Columbia University, New York. Mr. Callander is a director of Aramark Incorporated, Barnes Group Inc., Beneficial Corporation, Latin American Dollar Income Fund, Scudder World Income Opportunities Fund, and Scudder New Asia Fund.

     Mr. Coleman has served as President, National League, Major League Baseball since March 1994. He served as Executive Director Market Development, Major League Baseball from December 1991 to March 1994, and served as a Vice President, Kidder, Peabody & Company from 1988 to 1991. Mr. Coleman is a director of Beneficial Corporation and New Jersey Resources.

     Mr. Purcell has served as Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm, since January 1987. He also serves as Chairman of Donnelley Marketing, Inc., a database direct marketing firm. He served as Chairman and President of the former SFN Companies, Inc. from 1982 through 1986, and previously served as Executive Vice President of CBS Inc. and as Senior Vice President - Finance and Business Operations of Gannett Co., Inc. He is a director of Bausch & Lomb, Inc., Repap Enterprises Inc., and Technology Solutions Corp.

     Mr. Roubos has served as Chairman of Dover Corporation since May 1989, and served as Chief Executive Officer of that company from January 1981 to May 1994. Dover Corporation, a Fortune 500 company, engages through subsidiaries in the manufacture and/or distribution of elevators and electronic, aerospace and industrial components and supplies. Mr. Roubos is a director of Bell & Howell Company, Dover Corporation, The Treasurers Fund, and D I I Group Inc.

     Mr. Smith served as Chairman and Chief Executive Officer of Towers, Perrin, Forster & Crosby, a leading international benefits, compensation and general management consulting firm, from 1971 until his retirement on December 31, 1987. Mr. Smith is a director of The Guardian Life Insurance Company of America, and UGI Corporation.

     Ms. Smith has served as President of Publishers Clearing House, the largest magazine subscription company in the world, since September 1981, and as President and Chief Executive Officer since January 1988. Ms. Smith is a director of BellSouth Corporation, Springs Industries, Inc., Texaco Inc., and ten mutual funds administered by Prudential Securities.

     Mr. Tragos has served as Chairman and Chief Executive Officer of TBWA International B.V. and as Chairman and Chief Executive Officer of TBWA Chiat/Day Inc., companies which directly or through related entities provide advertising and marketing services, for more than five years.

     Mr. Zehnder has served as Chairman of Egon Zehnder International Inc., a leading international executive search firm with forty-five offices in thirty countries, for more than the past five years. Mr. Zehnder is a director of IMD Management Development Institute, Lausanne, Switzerland, and a member of the Board of Trustees of Babson College, Wellesley, Massachusetts.

     A plurality of the votes cast is required to elect each director.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table provides information, as of March 22, 1996, as to the beneficial ownership of the Common Stock of the Corporation for each director of the Corporation and the Named Executive Officers, as such term is hereinafter defined, and all directors and executive officers of the Corporation as a group.

                                                Beneficial Ownership     Percent
   Name of Beneficial Owner                      of Common Stock (1)    of Class
    -----------------------                      -------------------     -------
   Bernard Brochand..........................          79,000             .1057
   Robert J. Callander.......................           4,000             .0054
   James A. Cannon...........................         292,800             .3917
   Leonard S. Coleman, Jr....................             600             .0008
   Bruce Crawford............................         424,195             .5675
   Peter I. Jones............................          84,000             .1124
   Fred J. Meyer.............................         222,000             .2970
   John R. Purcell...........................          10,000             .0134
   Keith L. Reinhard.........................         609,536             .8154
   Allen Rosenshine..........................         601,570             .8047
   Gary L. Roubos............................           2,000             .0027
   Quentin I. Smith, Jr......................           2,000             .0027
   Robin B. Smith............................             200             .0003
   William G. Tragos.........................         257,334             .3442
   John D. Wren..............................         140,382             .1878
   Egon P.S. Zehnder.........................           4,000             .0054
   All directors and executive...............
     officers as a group (19 persons)........       2,826,895            3.7816

- ----------

(1) Includes (i) shares held under restricted stock awards granted by the Corporation, namely, Mr. Brochand - 34,200 shares, Mr. Cannon - 53,200 shares, Mr. Crawford - 32,400 shares, Mr. Jones - 6,000 shares, Mr. Meyer - 22,400 shares, Mr. Reinhard - 55,000 shares, Mr. Rosenshine - 66,800 shares, and Mr. Wren - 53,704 shares, (ii) shares which certain of the named individuals have the right to purchase under stock options granted by the Corporation, namely, Mr. Cannon - 224,000 shares, Mr. Crawford - 217,000 shares, Mr. Jones - 78,000 shares, Mr. Meyer - 123,000 shares, Mr. Reinhard - 289,000 shares, Mr. Rosenshine - 408,000 shares, Mr. Tragos - 9,000 shares, and Mr. Wren - 68,900 shares, and (iii) 25,595 shares credited to Mr. Crawford's account under the Corporation's Group Profit Sharing Retirement Plan.

     The Corporation is required to identify any director or officer who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Corporation's equity securities. Based on material provided to the Corporation, directors and officers of the Corporation complied with all applicable filing requirements during 1995, except for Dale Adams, Controller of the Corporation, Dennis Hewitt, Treasurer of the Corporation, Mr. Reinhard, and Mr. Wren. Mr. Adams failed to timely file a report to reflect a small number of shares received and held indirectly through the Corporation's Group Profit Sharing Retirement Plan; and Mr. Hewitt, Mr. Reinhard, and Mr. Wren each filed one report less than one month late, in Mr. Hewitt's case covering one transaction, and in Mr. Reinhard's and Mr. Wren's case each covering two transactions.


                          BOARD MEETINGS AND COMMITTEES

     Five regular meetings of the Board of Directors of the Corporation (the "Board") were held in 1995. Each incumbent member of the Board attended at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served.

     During  1995,  the Audit  Committee  of the Board  consisted  of Ms.  Smith
(Chairman), and Messrs. Callander and Coleman. Three meetings of the Audit Committee were held in 1995. The responsibilities of the Audit Committee are to
(a) recommend to the Board the appointment of independent public accountants to audit the books and records of the Corporation, assess the independence of the public accountants, and review the impact of their retention by the Corporation for non-audit related services; (b) review with the independent public accountants the proposed scope and administration of their audit of the annual consolidated financial statements of the Corporation and its subsidiaries, the Corporation's internal control structure upon which the scope was determined and the estimated audit fees; (c) review with the independent public accountants and the Corporation's management the results of the annual audit, including the accountants' recommendations relating to accounting, financial and operating procedures and controls and the financial statements to be included in the Annual Report and Form 10-K; (d) review with the Corporation's internal auditors the proposed scope of their annual activities and reports of the results of such activities; (e) review undertakings by the Corporation's management to remedy fraudulent activity that may be detected within the Corporation; (f) review the Corporation's public reporting policies and practices; (g) review the derivative activities undertaken by the Corporation's management; and (h) report to the Board on its activities.

     During 1995, the Compensation Committee of the Board consisted of Messrs. Smith (Chairman), Callander and Zehnder. Five meetings of the Compensation Committee were held in 1995. The responsibilities of the Compensation Committee are to (a) review the compensation policies of the Corporation and its principal subsidiaries, and when appropriate, make recommendations with respect to such policies to the Chief Executive Officer of the Corporation; (b) review proposed compensation plans in which officers and/or directors of the Corporation will be eligible to participate and, when appropriate, make recommendations with respect to such plans to the Chief Executive Officer of the Corporation; (c) serve as the Committee to administer and grant awards and options under compensation plans providing for the issuance of shares of stock of the Corporation; (d) make recommendations to the Board with respect to the salary, bonus and other elements of compensation for the Chief Executive Officer of the Corporation; and
(e) review with the Chief Executive Officer management recommendations with respect to compensation for any executive officer of the Corporation or its subsidiaries whose compensation is required to be disclosed in the Corporation's Proxy Statement. The Compensation Committee has discretionary authority to establish compensation arrangements for executive officers of the Corporation with the intended purpose that payments thereunder qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code (the "Code").

     During 1995, the Nominating Committee of the Board consisted of Messrs. Roubos (Chairman), Purcell and Zehnder. Three meetings of the Nominating Committee were held in 1995. The responsibilities of the Nominating Committee are to consider and make recommendations to the Board from time to time with respect to (a) the composition and size of the Board and Committees of the Board; (b) the criteria for evaluating the qualifications of new individuals being considered as candidates for election to the Board; (c) candidates for election to the Board; and (d) potential conflicts of interest arising as a result of other positions held or proposed to be held by directors. The
Nominating Committee will consider Shareholder written recommendations of nominees for election to the Board if they are accompanied by a reasonably comprehensive written resume of the recommended nominee's business experience and background and a written consent signed by the recommended nominee wherein he or she consents to be considered as a nominee and if nominated and elected, consents to serve as a director. Shareholders should send their written recommendations of nominees accompanied by the aforesaid documents to the offices of the Corporation, attention Corporate Secretary.


                             DIRECTORS' COMPENSATION

     During 1995, each director who was not an employee of the Corporation or one of its subsidiaries was paid (i) a monthly retainer of $1,500, (ii) a fee of $2,000 for attendance at the first meeting of the Board of Directors or a Committee of the Board of Directors on a given day, and (iii) a fee of $1,500 for attendance at any subsequent meeting on the same day. A director who is an employee of the Corporation or one of its subsidiaries does not receive any compensation for serving as a director.

                             EXECUTIVE COMPENSATION

     The tables that follow present information relating to the compensation of, option grants to, option exercises by, and year-end positions of, the Chief Executive Officer of the Corporation and each of the other four most highly compensated executive officers of the Corporation (collectively, the "Named Executive Officers"). All references to the shares of the Corporation's Common Stock in these tables reflect the stock split in the form of a 100% stock dividend which was effective in December, 1995.

Summary Compensation Table

     The following table sets forth information in respect of the compensation of the Named Executive Officers for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1993, 1994 and 1995.


                                                                        Long Term Compensation
                                           Annual Compensation                  Awards
                                        -------------------------    ------------------------------
       Name and                                                                          Shares       All Other
      Principal                                                      Restricted Stock  Underlying      Compen-
       Position             Year         Salary($)     Bonus($)       Awards($) (1)   Stock Options  sation($)(2)
       ---------           ------       -----------  ------------     --------------  -------------  -----------
Bruce Crawford...........   1995          $985,000     $1,520,000         $      0        150,000      $21,071
  Chairman &                1994           921,250      1,125,000                0        120,000       24,814
  Chief Executive           1993           875,000        565,000          715,313        100,000       39,488
  Officer of the
  Corporation

Fred J. Meyer............   1995          $587,500     $1,150,000         $      0         70,000      $30,623
  Chief Financial           1994           556,250        850,000                0         70,000       30,308
  Officer of the            1993           500,000        475,000          429,188         60,000       41,968
  Corporation

Keith L. Reinhard........   1995          $827,806       $600,000         $835,000         70,000      $23,275
  Chairman & Chief          1994           809,056        550,000          598,125         50,000       24,086
  Executive Officer of      1993           752,800        190,000          357,656         50,000       22,105
  The DDB Needham
  Worldwide
  Communications
  Group Inc.

Allen Rosenshine.........   1995          $800,000       $625,000         $918,500        100,000      $48,396
  Chairman & Chief          1994           768,750        500,000          706,875         80,000       23,406
  Executive Officer         1993           725,000        480,000          476,875         80,000       34,919
  of BBDO World-
  wide Inc.

John D. Wren.............   1995          $500,000       $800,000         $734,800         70,000      $20,734
  President of the          1994           450,000        550,000          520,097         60,000       23,445
  Corporation               1993           350,000        350,000          429,188         20,000       28,300


- ----------

(1) Restricted stock awards represent performance based compensation for the applicable fiscal year. The awards are normally granted in the first quarter of the year following the fiscal year end. The value of the restricted stock awards was determined by multiplying the fair market value of the Corporation's Common Stock on the date of the grant by the number of shares awarded, and deducting therefrom the consideration paid for the shares, which is equal to the par value ($.50 per share) of the shares. As of December 31, 1995, Mr. Crawford held an aggregate of 51,600 shares of restricted stock with a net pre-tax value of $1,909,200; Mr. Meyer held an aggregate of 36,400 shares of restricted stock with a net pre-tax value of $1,346,800; Mr. Reinhard held an aggregate of 50,800 shares of restricted stock with a net pre-tax value of $1,874,100; Mr. Rosenshine held an aggregate of 65,200 shares of restricted stock with a net pre-tax value of $2,405,900; and Mr. Wren held an aggregate of 51,930 shares of restricted stock with a net pre-tax value of $1,916,628. The net pre-tax value was determined by subtracting the consideration paid from the fair market value of the shares on said date ($37.25). Dividends will be payable on the aforementioned shares if and to the extent paid on the Corporation's Common Stock generally, regardless of whether the shares are at the time vested or unvested. Twenty percent of the shares of restricted stock held by each Named Executive Officer will vest on the first anniversary of the award, and an additional twenty percent will vest on each of the next four anniversaries of the award.

                                              (footnotes continued on next page)

(2) The Other Compensation paid for the fiscal year ended December 31, 1995 consists of (i) employer contributions to the Corporation's Group Profit Sharing Retirement Plan in the amount of $19,500 on behalf of each of Messrs. Crawford, Meyer, Rosenshine and Wren, and $10,500 on behalf of Mr. Reinhard; (ii) an employer contribution to the DDB Needham Joint Savings Plan in the amount of $6,000 on behalf of Mr. Reinhard; (iii) employer premium payments for life insurance in the amount of $1,571 on behalf of Mr. Crawford, $11,123 on behalf of Mr. Meyer, $6,775 on behalf of Mr. Reinhard, $4,896 on behalf of Mr. Rosenshine, and $1,234 on behalf of Mr. Wren; and (iv) a service award of $24,000 for Mr. Rosenshine.

Options

     The following table shows all grants of options to the Named Executive Officers in 1995.


                        Option Grants in Last Fiscal Year


                                                                                    Potential Realizable
                                                                                   Value at Assumed Annual
Rates of Stock Price
                             Individual Grants                                Appreciation for Option Term (4)
                    -----------------------------------                        -------------------------------
                        Number     % of Total
                       of Shares    Options
                      Underlying   Granted to   Exercise
                       Options     Employees     Price
       Name          Granted(1)(2)  in 1995  ($ per Share)  Expiration Date(3)  0%($)     5%($)         10%($)
      -------        ------------  --------  ------------    -----------------  -----    ------         ------
Bruce Crawford........   150,000    18.072      $25.8750       March 3, 2005    $0     $2,440,897     $6,185,713
Fred J. Meyer.........    70,000     8.434       25.8750       March 3, 2005     0      1,139,085      2,886,666
Keith L. Reinhard.....    70,000     8.434       25.8750       March 3, 2005     0      1,139,085      2,886,666
Allen Rosenshine......   100,000    12.048       25.8750       March 3, 2005     0      1,627,265      4,123,809
John D. Wren..........    70,000     8.434       25.8750       March 3, 2005     0      1,139,085      2,886,666

(1) Each of the options is exercisable as to 30% of the total shares granted on and after the first anniversary of the grant, as to an additional 30% on and after the second anniversary of the grant, and as to the remaining 40% on and after the third anniversary of the grant. Each of the options granted is a non-qualified stock option, and the Corporation is entitled to a tax deduction equal to the excess of the fair market value of the acquired shares over the exercise price of the option.

(2) The grants set forth in this table reflect the actual option grants made by the Corporation to the Named Executive Officers in 1995.

(3) Upon an optionee's termination of employment by reason of (i) voluntary termination or termination for cause, all outstanding options are canceled;
     (ii) retirement or involuntary termination, options outstanding for less than 12 months are canceled and the other outstanding options become exercisable in full only during the 36 month period following termination; and (iii) termination by reason of total disability or death, all outstanding options become exercisable in full only during the 36 month period following termination. In no event will a post-termination of employment option exercise period extend beyond the expiration date of the option term. In the event of a change of control transaction, outstanding options become exercisable in full at the effective time of the transaction absent an agreement of the ultimate parent of the entity which survives the change of control transaction to assume the outstanding options or substitute new options for the outstanding options, on identical or more favorable terms.

(4) These columns present hypothetical future values of the Corporation's Common Stock obtainable upon exercise of the options net of the options' exercise price, assuming that the market price of the Corporation's Common Stock appreciates at the specified compound annual rates over the ten year term of the option. The five and ten percent rates of stock price appreciation are presented as examples pursuant to SEC rules, and do not necessarily reflect management's assessment of the Corporation's future stock price performance. The potential realizable values presented are not intended to indicate the options' value.

     The following table provides information as to the aggregated option exercises by the Named Executive Officers in 1995, and as to unexercised options held by the Named Executive Officers on December 31, 1995.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values



                                                                 Number of Shares
                                                                    Underlying          Value of Unexercised
                                                                    Unexercised             In-the-Money
                                       Number                        Options at              Options at
                                     of Shares                   December 31, 1995      December 31, 1995(2)
                                    Acquired on      Value         Exercisable/             Exercisable/
       Name                           Exercise  Realized($)(1)     Unexercisable            Unexercisable
       -----                        -----------  ------------    ----------------        -------------------
Bruce Crawford ..................     112,000     $2,205,502       176,000/274,000      $3,079,741/$3,489,619
Fred J. Meyer ...................       6,000      $ 131,250       137,000/143,000       2,644,463/ 1,848,028
Keith L. Reinhard ...............         --             --        233,000/125,000       5,249,714/ 1,596,716
Allen Rosenshine ................         --             --        322,000/188,000       7,186,740/ 2,418,246
John D. Wren ....................      41,600      $ 699,863        28,400/120,000         413,636/ 1,481,310


- ----------

(1) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on the exercise date.

(2) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on December 31, 1995, being $37.25 per share.


                          COMPENSATION COMMITTEE REPORT

Compensation Committee

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The responsibilities of the Compensation Committee and the frequency of Compensation Committee Meetings during 1995 are described on page 6 of this Proxy Statement.

Compensation Program for Executive Officers

     The Corporation's compensation program for its executive officers is designed to enable it to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives and increase shareholder value.

     The  program  is  comprised  of  base  salary,   and  performance   related
compensation in the form of an incentive cash bonus and long-term stock awards which align executive and shareholder interests.

     The compensation of the Chief Executive Officer and the other Named Executive Officers is determined by the Compensation Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. In determining the compensation of the Named Executive Officers, the Compensation Committee considers the factors described below and the recommendations of the Chief Executive Officer with respect to the other Named Executive Officers.

     Adjustments in base salary for executive officers are considered periodically (currently every eighteen months), and are discretionary in nature. In determining base salary and individual adjustments to base salary for the Named Executive Officers, the Compensation Committee considers the executive's level of responsibility, the profitability of the Corporation and the business unit with which the executive is associated and the Compensation Committee's knowledge of executive compensation practices. Profitability of the Corporation is determined by reference to its fully diluted earnings per share before extraordinary items and the effect of any change in accounting principles ("EPS"), and profitability of a business unit is determined by reference to its net profit after tax. Salaries of executive officers who are not Named Executive Officers are determined by the Chief Executive Officer.

     Incentive compensation (cash bonus and restricted stock award grants under the 1987 Stock Plan) has been directly related to EPS and the net profit after tax of the business unit with which the executive officer is associated.

Incentive compensation awards for Named Executive Officers associated with a business unit have been based 25% on the Corporation's EPS, evaluated relative to its prior year EPS and 75% on the applicable operating unit's net profit after tax, evaluated relative to its prior year net profit after tax. Awards for Named Executive Officers not associated with a business unit have been based 100% on the Corporation's EPS, evaluated relative to its prior year EPS. Absent unusual circumstances, no increase in incentive compensation is available for the corporate component if there is no increase in the Corporation's EPS over the prior year or for the business unit component if there is no increase in a business unit's net profit after tax over the prior year. An increase or decrease in the Corporation's EPS and a business unit's net profit after tax over the prior year generally results in a corresponding upward or downward adjustment in the incentive compensation available for the respective component.

     As soon as practicable in a fiscal year the Compensation Committee establishes, for the Chief Executive Officer and the executive officers expected to be the other Named Executive Officers for the subject year, individual arrangements setting forth the maximum amounts of incentive compensation payable if specified performance goals (related to the Corporation's EPS and, where applicable, to the net profit after tax of a business unit) for the year are met. The arrangement for the Chief Executive Officer is submitted to the Board of Directors for approval. All individual arrangements had heretofore been submitted to the Shareholders for approval for the purpose of qualifying resulting incentive compensation payments as tax deductible under Section 162(m) of the Code. In November, 1995, the Compensation Committee recommended that the Board of Directors of the Corporation adopt the Executive Officer Incentive Plan (the "Incentive Plan") discussed on pages 15-16 below, and on November 28, 1995 it was adopted by the Board of Directors. The Incentive Plan was established to reward and motivate executives for good performance and to allow the Corporation's compensation expense to vary with its financial performance. Participating executives will receive bonus compensation only pursuant to their award agreements. The Incentive Plan provides that prior to or shortly after the beginning of each fiscal year, the Compensation Committee will determine the incentive level assigned to each participant in the Incentive Plan. Performance goals for the year are established, and award agreements are entered with the participants. The performance goals are based on one or more specified business criteria. The maximum award payable to any participant for any year is one percent (1%) of the Corporation's operating profit.

     Following the close of a fiscal year, the Chief Executive Officer reviews with the Compensation Committee the financial performance of the Corporation and its major business units for such year. If specific performance goals are met, the Compensation Committee determines the amount of incentive compensation to be paid to a Named Executive Officer under that officer's award agreement, and the allocation between cash bonus and restricted stock. In making these determinations, the Compensation Committee considers the recommendations of the Chief Executive Officer (with respect to the Named Executive Officers other than himself), and has the discretion to reduce the maximum compensation amount payable by reason of meeting a performance goal.

     Restricted stock award grants for executive officers who are not Named Executive Officers are recommended by the Chief Executive Officer and determined by the Compensation Committee, and their cash bonus is determined by the Chief Executive Officer.

     The annual cash bonus represents a substantial portion of the total annual cash compensation of executive officers and serves as an incentive to improve annual profitability. Restricted stock awards are granted by the Compensation Committee annually to a relatively broad group of key executives, and 20% of the shares vest (i.e. restrictions on 20% of the shares lapse) on each of the next five anniversary dates of the award.

     Stock options are granted annually by the Compensation Committee to a much smaller group of key executives (including executive officers) who have the ability to influence increases in shareholder value. There is no target ownership or grant level for executive officers, and the maximum number of option shares the Compensation Committee may grant to any employee in a calendar year is 200,000 shares. In determining a stock option grant, the Compensation Committee considers, on a discretionary basis, the executive's previous grant and the revenue growth and profitability of the Corporation and the business unit with which the executive was associated during the prior fiscal year. Except in unusual circumstances, there will be no increase in the size of a grant over the previous grant for an executive associated with a business unit absent revenue or profit growth by such unit over the prior fiscal year, or for an executive not associated with a business unit absent revenue or profit growth by the Corporation over the prior fiscal year. The per share option exercise price is not less than the fair market value of a share of the Corporation's Common Stock on the grant date, and the option is exercisable as to 30% of the shares on and after each of the first two anniversary dates of the grant and as to the remaining 40% on and after the third anniversary date.

     Stock incentives in the form of restricted stock awards and stock options align the long-term interests of the executive officers and Shareholders, serve as an incentive to build Shareholder value, and provide a vehicle for retaining executive officers and other key employees.

Chief Executive Officer Compensation

     Mr. Crawford's salary was not increased in 1995.

     In early 1995, Mr. Crawford was granted an option to purchase 150,000 shares. The Compensation Committee found this grant to be reasonable on the basis of the Corporation's strong 1994 financial performance in comparison to its 1993 results, namely that EPS was up 17%, revenues were up 16% over 1993 and operating margin increased to 11.7% from 11.2%.

     Under Mr. Crawford's Shareholder-approved 1995 Performance Compensation Arrangement, which provides for incentive compensation in the form of a cash bonus (no restricted stock) by reason of meeting a specific performance goal (Corporation's 1995 EPS evaluated relative to its 1994 EPS), he received a cash bonus of $1,520,000 (the maximum payable pursuant to his Arrangement) in respect of 1995. On the basis of the Corporation's having achieved the required 20% increase in its 1995 EPS over 1994 EPS, a more than 20% increase in the Corporation's 1995 net profits over 1994 net profits, and an increase in the Corporation's operating margin to 12% in 1995 from 11.7% (11.3% as restated), the Compensation Committee found this bonus to be reasonable.


Internal Revenue Code Section 162(m)

     Section 162(m) places a limit of $1 million on the deductibility of compensation paid by the Corporation to its Chief Executive Officer and certain other executive officers in tax years beginning on or after January 1, 1994. Compensation that qualifies as performance-based under Section 162(m) is, however, excepted from the $1 million deduction cap.

     The Corporation's 1987 Stock Plan was amended in 1994 so that compensation attributable to the exercise of a stock option may qualify as performance-based for purposes of Section 162(m). The Compensation Committee intends to continue to structure the Corporation's incentive arrangements for the Chief Executive Officer and certain executive officers of the Corporation under the cash bonus and stock programs in order to qualify the compensation payments to such officers as performance-based for purposes of Section 162(m), provided that, in the judgment of the Compensation Committee, this would be consistent with the goals of motivating the executives to achieve corporate performance objectives and increase shareholder value. In keeping with this intention, in November, 1995, the Compensation Committee adopted the Incentive Plan, establishing performance compensation arrangements for the Chief Executive Officer and for certain other executive officers of the Corporation (see pages 15-16 of this Proxy Statement) which is being submitted for Shareholder approval to qualify 1996 and future compensation payments under the Incentive Plan as performance-based for purposes of Section 162(m) and preserve the Corporation's tax deductions for such payments.

Quentin I. Smith, Jr., Chairman
Robert J. Callander
Egon P.S. Zehnder
Members of the Compensation Committee

     The above Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                PERFORMANCE GRAPH

     The graph below compares cumulative total return on the Corporation's Common Stock, the Standard & Poor's 500 Composite Index ("S&P 500 Index") and a group of publicly-held advertising companies consisting of Grey Advertising Inc., Cordiant plc (formerly Saatchi & Saatchi Company plc), The Interpublic Group of Companies, Inc., True North Communications Inc. (formerly Foote, Cone & Belding Communications, Inc.), and WPP Group plc ("Ad Peer Group Index"). The graph assumes the investment of $100 on January 1, 1990 in the Corporation's Common Stock, the S&P 500 Index and the Ad Peer Group Index.


    [The following table was represented by a graph in the printed material]

                        1990      1991      1992      1993      1994      1995
                        ----      ----      ----      ----      ----      ----
Omniciom Group           100     143.04    191.33    220.54    253.01    371.89
Ad Peer Group Index      100     147.97    183.11    196.54    205.48    266.44
S7P 500 Index            100     130.47    140.41    154.57    156.61    215.45

     Returns for the Corporation's Common Stock depicted in the graph are not necessarily indicative of future performance.

     The above graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 EMPLOYMENT CONTRACTS/TERMINATION OF EMPLOYMENT
                    ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

     None of the Named Executive Officers has an employment contract with the Corporation or one of its subsidiaries.

     Agreements were entered into between BBDO Worldwide Inc. ("BBDO") and Mr. Rosenshine (as of January 9, 1989) and Mr. Crawford (as of March 21, 1989), replacing earlier agreements between BBDO and these individuals containing substantially the same terms and conditions as those found in the current agreements except as noted below, whereunder BBDO has agreed to make annual severance compensation payments for periods of up to ten years following cessation of employment, the period being determined on the basis of each individual's age and years of service with BBDO, its subsidiaries or its parent at the time of cessation of employment. BBDO is not obligated to make payments under these agreements if the individual's employment with BBDO, its subsidiaries or its parent is terminated for cause (defined therein as the individual's misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under the agreements for Messrs. Crawford and Rosenshine is ten years. The amount of an annual payment under these agreements is limited to the lesser of (i) an assigned percentage of the individual's annual salary, or (ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of BBDO or its parent company, whichever is greater. BBDO has agreed to make these payments so long as the individual refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If the individual should die before the expiration of the payment period, BBDO has agreed to make an annual payment to the individual's beneficiary for the number of years the individual would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment the individual would have received had he lived. Under the earlier agreements BBDO did not agree to make payments to a beneficiary following the death of the individual. Payments under these agreements are to be accrued as costs in the year in respect of which the payments are made.

     Agreements were entered into between the Corporation and Messrs. Meyer and Reinhard (as of December 22, 1988) and Mr. Wren (as of November 26, 1990), in each case under the Corporation's Executive Salary Continuation Plan, whereunder the Corporation has agreed to make salary continuation payments annually for periods of up to ten years following cessation of employment, the period being determined on the basis of the individual's age and years of service with the Corporation or its subsidiaries at the time of cessation of employment. The
Corporation is not obligated to make payments under these agreements if the individual's employment with the Corporation or its subsidiaries is terminated for cause (defined therein as the individual's misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under these agreements is currently seven years for Mr. Meyer, ten years for Mr. Reinhard, and five years for Mr. Wren. The amount of an annual payment is limited to the lesser of (i) an assigned percentage, not to exceed fifty percent, of the individual's annual salary, or (ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of the Corporation. The Corporation has agreed to make these payments so long as the individual refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If the individual should die before the expiration of the payment period, the Corporation has agreed to make an annual payment to the individual's beneficiary for the number of years the individual would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment the individual would have received had he lived. Payments under these agreements are to be accrued as costs in the year in respect of which the payments are made. Any payments that may be made to Mr. Reinhard under this agreement will be reduced by the value of payments to be made under his September 1,1986 agreement with The DDB Needham Worldwide Communications Group Inc. ("DDB Needham") described below.

     Mr. Reinhard entered into an agreement with DDB Needham as of September 1, 1986, replacing an agreement between Mr. Reinhard and Needham Harper Worldwide, Inc. made in August 1980, under which he or his beneficiary is to be paid retirement compensation on a monthly basis for a period of ten years beginning in the month following the month he ceases to be in the employ of DDB Needham, provided that Mr. Reinhard's employment shall not have terminated except by reason of his death before August 31, 1991. The annual rate of retirement income to be paid to Mr. Reinhard is the greater of $66,667 or one-third of his average annual salary during the last 60 months of his employment, subject to limited increase for annual cost of living adjustments. Mr. Reinhard has agreed to refrain from rendering specified services that would be competitive with services rendered by DDB Needham and its subsidiaries during the one year period following cessation of his employment, and to refrain from engaging in specified activities during the ten year period following such cessation of employment. If Mr. Reinhard breaches these provisions, DDB Needham may discontinue making payments under the agreement. Further, Mr. Reinhard has agreed, provided he is not disabled and is under age 65, to render consulting services to DDB Needham when requested for up to five days during each month he is entitled to receive payments under the agreement, and if he breaches this provision of the agreement DDB Needham may discontinue making payments during the period of the breach.

     Mr. Reinhard entered into an agreement with DDB Needham on July 6, 1993 under which he is to receive monthly severance compensation payments for the 15 month period ("payment period") following termination of his DDB Needham employment for a reason other than for cause (defined therein as dishonesty affecting DDB Needham or conviction of an indictable offense or crime involving moral turpitude; willful neglect or refusal to perform assigned duties after warning; willful act expected to injure the business of DDB Needham). The gross amount of each monthly payment shall equal one-twelfth of Mr. Reinhard's annual rate of base salary at the date of termination of employment. If the employment is terminated by DDB Needham, the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard from specified activities during the payment period. If the employment is terminated by Mr. Reinhard, the payments shall cease if Mr. Reinhard fails to render requested consulting services and the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard during the payment period. Payments shall cease if Mr. Reinhard should die during the payment period. As part of the agreement, Mr. Reinhard has forfeited his right to compensation payments by reason of termination of employment under DDB Needham policy (under current policy, Mr. Reinhard would have been entitled to salary continuation payments for nine months if his employment were to be terminated by DDB Needham other than for cause).


                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     In August 1995, the Corporation obtained a two-year policy of insurance from the Federal Insurance Company at an annual premium of $222,500, under which the Corporation and the officers and directors of the Corporation and its subsidiaries are insured, subject to certain of the standard policy form exclusions and specified deductibles, against 99.5% of any loss up to $1,000,000 and thereafter 100% of any loss up to a further $14,000,000, arising from any claim or claims which may be made against any of the insureds by reason of any wrongful act in their respective capacities as directors or officers. The term "wrongful act" means any error, misstatement or misleading statement, act or omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by the insureds or claimed against them solely by reason of their being directors or officers of the Corporation or a subsidiary of the Corporation. To date, no payments have been made to the Corporation or any officer or director under this insurance policy or its predecessor policy.

                       INDEMNITY AGREEMENTS WITH DIRECTORS

     Each director of the Corporation has received an Indemnification Agreement from the Corporation which provides that the Corporation indemnifies the director against liabilities or costs arising out of any alleged or actual breach of duty, neglect, error, misstatement, misleading statement, omission or other act allegedly or actually done or attempted by the director or any matter claimed against the director solely by reason of serving as a director. This indemnification does not apply to claims against the director for libel or slander, return of remuneration to the Corporation, or an accounting of profits from the sale or purchase of securities of the Corporation required under the Securities Exchange Act of 1934, or to claims against the director based upon the director gaining an illegal profit or advantage or the dishonesty of the director. This indemnification does not apply to the extent that the director is entitled to recovery under the aforesaid Directors' and Officers' Liability policy.

                                    AUDITORS

     On the recommendation of the Audit Committee of the Corporation, the Board of Directors of the Corporation has appointed Arthur Andersen LLP ("Andersen") as auditors of the Corporation for 1996, to serve at the pleasure of the Board. The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote is required for confirmation of the appointment of Andersen. Management recommends such confirmation by the Shareholders.

     Representatives of Andersen are expected to be present at the Annual Meeting. They will be available to make a statement if they so desire, and to answer appropriate questions.


                        EXECUTIVE OFFICER INCENTIVE PLAN

     In 1993, the Code was amended to add Section 162(m), which places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation in any tax year with respect to certain of the Corporation's highest paid executives. However, certain performance based compensation which has been approved by the Shareholders is not subject to the deduction limit. For the past two years the Shareholders have been asked to approve individual written performance compensation arrangements adopted by the Compensation Committee for each of the Chief Executive Officer and Chief Financial Officer of the Corporation, the Chief Executive Officer of BBDO Worldwide Inc., the Chief Executive Officer of The DDB Needham Worldwide Communications Group Inc. and the Chief Executive Officer of the Diversified Agency Services division of the Corporation (who is now also the President of the Corporation). These Shareholder-approved arrangements established the maximum dollar amount of compensation that the Named Executive Officers could receive under individual arrangements, and the Compensation Committee retained the discretion to reduce the fixed maximum dollar amount of the compensation the Named Executive Officers would otherwise be entitled to receive by attaining a described performance goal, taking into consideration such factors as the Compensation Committee deemed appropriate.

     The Compensation Committee determined that it would be prudent to establish a longer term plan. On November 28, 1995, the Board of Directors of the Corporation adopted the Executive Officer Incentive Plan (the "Incentive Plan"), subject to approval by the Shareholders of the Corporation. The Shareholders are now requested to approve the Incentive Plan at this Annual Meeting to enable the Corporation to qualify payments under the Incentive Plan as deductible for federal income tax purposes. The Incentive Plan indicates the maximum bonus any plan participant could earn, and indicates that such awards are to be based on one or more stated performance criteria, each measured relative to pre-established performance goals approved by the Compensation Committee at the start of the year, and calculated in accordance with such criteria at year end.

Description of the Incentive Plan

     The purpose of the Incentive Plan is to motivate and reward executives for good performance and to allow the Corporation's compensation expense to vary with the Corporation's financial performance. Only Named Executive Officers may participate in the Incentive Plan, which is administered by the Compensation Committee of the Board of Directors. As stated above, the present members of the Committee are Messrs. Smith, Callander and Zehnder.

     Prior to or shortly after the beginning of each fiscal year, the Compensation Committee determines which executive officers are to participate in the Incentive Plan for the fiscal year, the incentive level assigned to each participant, and the performance goals applicable to the year. An award agreement is entered with each participant in the Incentive Plan; the participating executives will receive bonus compensation only pursuant to their award agreements.

     Performance goals are based on one or more business criteria specified in the Incentive Plan: earnings per share, net income, operating margin, return on equity, stockholder total return, revenue and cash flow.

     The Compensation Committee establishes the specific performance goals for each participant based on the business criteria and assigns weights to the goals.

     At the end of the fiscal year, the Compensation Committee reviews the performance of the participants against the established performance goals. Awards may only be paid after the Compensation Committee has certified in writing that the performance goals have been attained. The Compensation Committee may reduce but not increase the amount of an award otherwise payable to a participant upon attainment of the performance goals. The maximum award payable under the Incentive Plan to any participant for any year shall be one percent (1%) of the Corporation's operating profit. Awards are finalized after results for the fiscal year have been released. The Compensation Committee allocates awards between cash and restricted stock granted under the Corporation's 1987 Stock Plan.

     Participants whose employment is terminated by retirement, death or disability during a fiscal year are entitled to receive all or a portion of the award otherwise payable under the Incentive Plan. Participants whose employment is terminated for other reasons during the fiscal year are not entitled to receive an Incentive Plan award for that year.

     The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote is required for the approval of the Executive Officer Incentive Plan. Management recommends approval of the Incentive Plan.


                              SHAREHOLDER PROPOSALS

     Shareholders wishing to present resolutions at the 1997 Annual Meeting of Shareholders must submit copies of such proposed resolutions to the Corporation at its executive offices, 437 Madison Avenue, New York, New York 10022,
Attention: Corporate Secretary, no later than December 8, 1996.


                                  OTHER MATTERS

     The Board of Directors is not aware of any matters to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting for action, the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in the proxy.


                              COST OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, directors, officers, and other regular employees of the Corporation and its subsidiaries may solicit proxies personally by telephone or by telefax. The Corporation will reimburse persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. In addition, the Corporation has retained D.F. King & Co. Inc. to assist in the solicitation of proxies, and will pay a fee of up to $12,500 plus reimbursement of out-of-pocket expenses for such services.

     Shareholders are urged to send in their proxies without delay.



                                                      Barry J. Wagner
                                                         Secretary

New York, New York
April 8, 1996

                                                                      Appendix 1

                                      PROXY

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

     This proxy is  solicited  on behalf of the Board of  Directors  and will be voted FOR the election of Directors and FOR proposals 2 and 3 if no instructions to the contrary are indicated.


The undersigned hereby appoints FRED J. MEYER and BARRY J. WAGNER, jointly and severally, proxies with the power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Share-holders on May 20, 1996 or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 8, 1996.


                (Continued and to be signed on the reverse side)


- ------------------------------------------------------------------------------------------------------------------------------------

1.   THE ELECTION OF FOUR DIRECTORS. NOMINEES: Bernard Brochand, James A. Cannon, Leonard S. Coleman, Jr. and Robin B. Smith
     for a 3 year term.

FOR all nominees listed       WITHHOLD AUTHORITY                 (INSTRUCTION: To withhold authority to vote for any individual
except as marked to           to vote for all nominees                    nominee, print that nominee's name below).
the contrary                  listed

     [  ]                          [  ]                          ---------------------------------------------------------------

                                                                 ---------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------

2.   CONFIRMATION OF APPOINTMENT OF               3.   APPROVAL OF THE EXECUTIVE OFFICER
     ARTHUR ANDERSEN LLP                               INCENTIVE PLAN
     AS AUDITORS

     FOR       AGAINST      ABSTAIN                    FOR       AGAINST      ABSTAIN
     [ ]         [ ]          [ ]                      [ ]         [ ]          [ ]






                                                                          Dated:                                 , 1996
                                                                          ---------------------------------------------

                                                                          Signature
                                                                          ---------------------------------------------

                                                                          Signature if held jointly
                                                                          ---------------------------------------------


                                                                          Please sign exactly as your name  appears.  If
                                                                          stock is held in the  name of  joint  holders,
                                                                          each  should  sign.  If you are  signing  as a
                                                                          trustee,  executor,  etc., please so indicate.
                                                                          Please  mark,  sign,  date and mail  this card
                                                                          promptly   in  the  postage   prepaid   return
                                                                          envelope provided.



                                                                       PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK.


                                      PROXY

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

     This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of Directors and FOR proposals 2 and 3 if no instructions to the contrary are indicated.

     The undersigned hereby appoints FRED J. MEYER and BARRY J. WAGNER, jointly and severally, proxies with the power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 20, 1996 or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 8, 1996.


                (Continued and to be signed on the reverse side)


1.   THE ELECTION OF FOUR DIRECTORS. NOMINEES: Bernard Brochand, James A. Cannon, Leonard S. Coleman, Jr. and Robin B. Smith
     for a 3 year term.

     |  |    FOR all nominees listed except       |  |     WITHHOLD AUTHORITY to
     |  |    as marked to the contrary            |  |     vote for all nominees listed

     (INSTRUCTION:  To withhold  authority to vote for any  individual  nominee, print that nominee's name below).

               ------------------------------------------------------------------------------------------------------
               ------------------------------------------------------------------------------------------------------

=================================================================================================================================

2.   CONFIRMATION OF APPOINTMENT OF                 3. APPROVAL OF THE EXECUTIVE OFFICER
     ARTHUR ANDERSEN LLP AS AUDITORS.                  INCENTIVE PLAN
     |  | FOR  |  | AGAINST    |  | ABSTAIN            |  | FOR  |  | AGAINST    |  | ABSTAIN


                                                                                Dated:                                , 1996
                                                                                ---------------------------------------------

                                                                                Signature
                                                                                ---------------------------------------------

                                                                                ---------------------------------------------
                                                                                Signature if held jointly

                                                                                Please sign exactly as your name appears. If stock
                                                                                is held in the name of joint holders,  each should
                                                                                sign.  If you are signing as a trustee,  executor,
                                                                                etc., please so indicate.  Please mark, sign, date
                                                                                and mail this card promptly in the postage prepaid
                                                                                return envelope provided.

                                                                      APPENDIX 2


                               OMNICOM GROUP INC.
                        EXECUTIVE OFFICER INCENTIVE PLAN
                    (as adopted effective November 28, 1995)

1.   OBJECTIVES

     The Omnicom Group Inc. Executive Officer Incentive Plan (the "Plan") is designed to reward executives for making major contributions to the success and profitability of the Company. These objectives are accomplished by making incentive Awards under the Plan, which are in addition to base salary and grants of stock options, thereby providing participants with a proprietary interest in the growth and performance of the Company.

2.   DEFINITIONS

     (a) Award -- The Award to a Plan participant pursuant to terms and conditions of the Plan.

     (b) Award Agreement -- An agreement between the Company and a participant that sets forth the terms, conditions and limitations applicable to an Award.

     (c) Board -- The Board of Directors of Omnicom Group Inc..

     (d) Code -- The Internal Revenue Code of 1986, as amended from time to time.

     (e) Committee -- The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be constituted to permit the Plan to comply with the requirements of Section 162(m) of the Code and any regulations issued thereunder and shall consist of not less than three members of the Board.

     (f) Company -- Omnicom Group Inc. ("Omnicom") and any other corporation in which Omnicom controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of voting securities.

     (g) Executive Officer -- The Chief Executive Officer of the Company plus the four highest compensated officers other than the Chief Executive Officer .

     (h) Operating Profit-- The Company's income before income taxes, unusual charges and changes in accounting principles.

3.   ELIGIBILITY

     Executive Officers and such other individuals as the Committee may designate are eligible for participation in the Plan.

4.   ADMINISTRATION

     The Plan shall be administered by the Committee which shall have full power and authority to construe, interpret and administer the Plan. Each decision of the Committee shall be final, conclusive and binding upon all persons. The Committee shall determine: (i) which Officers will participate in the Plan for the fiscal year; (ii) the terms of the Award agreement for each participant; and
(iii) the awards payable to each participant in accordance with the terms of this Plan and the applicable award agreement.

5.   PERFORMANCE GOALS

     (a) The Committee shall establish performance goals applicable to a particular fiscal year, for each participant, in writing, in accordance with proposed or final regulations issued under Code Section 162 (m).

     (b) Performance goals applicable to a fiscal year shall include one or more of the following measures:

       Earnings per share                          Stockholder total return
       Net income                                  Revenue
       Operating margin                            Cash flow
       Return on equity

     (c) The Committee will determine the measure or measures to be used for each participant and quantify the performance standards which will be used to calculate the Award earned with respect to each measure.

     (d) The Committee may base performance goals on one or more of the foregoing business measures. In the event performance goals are based on more than one business measure, the Committee shall determine the percentage attributable to the attainment of the goal for each measure.

6.   AWARDS

     (a) The Committee shall make Awards only in the event the Committee certifies in writing prior to payment of the Award that the performance goal or goals under which the Award is to be paid has or have been attained.

     (b) The maximum Award payable under this Plan to any participant for any fiscal year shall be one percent (1%) of the Company's Operating Profit.

     (c) The Committee in its sole and absolute discretion may reduce but not increase the amount of an Award otherwise payable to a participant upon attainment of the performance goal or goals established for a fiscal year.

     (d) A participant's performance must be satisfactory, regardless of Company performance, before he or she may be paid an incentive Award.

     (e) To the extent permitted under regulations issued under Code Section 162(m), in the event the performance goals for a fiscal year are attained, the Committee, in its discretion, may grant all or such portion of an incentive Award for the year as it deems advisable to a participant (or his or her beneficiary in the case of his death) who is employed during the fiscal year, or whose employment is terminated during the fiscal year, or who suffers a permanent disability.

7.   PAYMENT OF AWARDS

     (a) Each participant shall be paid the Award as soon as practicable following the determination of the Award payment by the Committee.

     (b) The Committee shall decide on the allocation of the Award payment between cash and restricted stock granted under the Company's 1987 Stock Plan.

8.   TAX WITHHOLDING

     The Company shall have the right to deduct applicable taxes from any Award payment.

9.   AMENDMENT, MODIFICATION, SUSPENSION OR DISCONTINUANCE OF THIS PLAN.

     The Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek stockholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange on which the Company's stock is listed or other applicable law or regulation. No amendment, suspension, termination or discontinuance may impair the right of a participant or his or her designated beneficiary to receive any Award accrued prior to the later of the date of adoption or the effective date of such amendment, suspension, termination or discontinuance.

10.  TERMINATION OF EMPLOYMENT

     If the employment of a participant terminates, other than pursuant to paragraphs (a) and (b) of this Section 10, all unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise.

     (a) Retirement -- When a participant's employment terminates as a result of retirement, the Committee may permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award agreement.

     (b) Death or Disability of a Participant

          (i) In the event of a participant's death, the participant's estate or beneficiaries shall have a period up to the expiration date specified in the Award Agreement within which to receive any outstanding Award held by the participant under such terms as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the participant; if none, then (b) to legal representative of the participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be made at such times and in such manner as if the participant were living.

          (ii) In the event a participant is disabled, Awards and rights to any such Awards may be paid to the participant.

          (iii) After the death or disability of a participant, the Committee may in its sole discretion at any time (a) terminate restrictions in Award Agreements; (b) accelerate any or all installments and rights; and (c) instruct the Company to pay the total of any accelerated payments in a lump sum to the participant, the participant's estate, beneficiaries or representative.

          (iv)  In  the  event  of  uncertainty  as  to   interpretation  of  or
     controversies concerning this paragraph (b) of Section 10, the Committee's determinations shall be binding and conclusive.

11.  CANCELLATION AND RESCISSION OF AWARDS

     Unless the Award Agreement specifies otherwise, the Committee may cancel any unpaid Awards at any time if the participant is not in compliance with all other applicable provisions of the Award Agreement and the Plan. Awards may also be canceled if the Committee determines that the participant has at any time engaged in activity harmful to the interest of or in competition with the Company.

12.  NONASSIGNABILITY

     No Award or any other benefit under the Plan shall be assignable or transferable by the participant during the participant's lifetime.

13.  UNFUNDED PLAN

     The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to participants, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any Award under the Plan. Any liability of the Company to any participant with respect to an Award under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

14.  NO RIGHT TO CONTINUED EMPLOYMENT

     Nothing in this Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.

15.  EFFECTIVE DATE

     The Plan shall become effective on November 28, 1995, subject to approval by the Shareholders of the Company within twelve (12) months after said date. The Committee may terminate or suspend the Plan at any time. No awards may be made while the Plan is suspended or after it is terminated.